Exhibit 10.1

Dated the day       of        2025

Between

[●]

and

APEX GLOBAL SOLUTIONS LIMITED

(the “Company”)

SERVICE AGREEMENT

ADVOCATES & SOLICITORS

1 Robinson Road

#18-00 AIA Tower

Singapore 048542

CONTENTS

CLAUSE		PAGE

1	DEFINITIONS	1

2	APPOINTMENT AND TERMS OF EMPLOYMENT	2

3	SECONDMENT	3

4	DUTIES	3

5	OBEDIENCE AND REPORTING	4

6	DEALINGS IN SECURITIES	4

7	INVENTIONS	4

8	REMUNERATION	4

9	OTHER BENEFITS	5

10	HOURS OF WORK AND HOLIDAYS	6

11	TERMINATION	7

12	ACTIVITIES OF EXECUTIVE	9

13	EXECUTIVE’S POSITION AS DIRECTOR	10

14	INDEMNITY	10

15	NOTICES	10

16	CONFIDENTIAL INFORMATION	11

17	DATA PROTECTION	12

18	REMEDIES AND WAIVERS	12

19	AMENDMENTS	12

20	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT	12

21	ENTIRE AGREEMENT	12

22	MISCELLANEOUS	13

SCHEDULE 1		14

i

THIS SERVICE AGREEMENT (the “Agreement”) is made on the       day of        2025

BETWEEN

(1)	[●] (NRIC/Passport No.: [●]) of [Address] (the “Executive”);

AND

(2)	APEX GLOBAL SOLUTIONS LIMITED (Company Registration No.: 2152650), a company incorporated in the British Virgin Islands, with its registered office at Asia Leading Chambers, Road Town, Tortola VG1110, British Virgin Islands (the “Company”),

(each, a “Party” and collectively, the “Parties”).

WHEREAS:

The Company wishes to appoint the Executive as [TITLE] of the Company, and the Executive wishes to accept such appointment, on the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including the Schedule 1), except so far as the context otherwise requires, the following expressions shall have the following meanings respectively:

“Audit Committee” means the audit committee of the Company from time to time;

“AWS” has the meaning ascribed to it in Clause 8.2;

“Board” means the Directors acting as the board of directors of the Company from time to time;

“Commencement Date” means [the date on which the registration statement relating to the Company’s initial public offering is declared effective by the U.S. Securities and Exchange Commission];

“Constitution” means the memorandum and articles of association of the Company, as amended, modified and/or supplemented from time to time

“Director” means a director of the Company, and “Directors” shall be constructed accordingly;

“Documents” has the meaning ascribed to it in Clause 16.2;

“Employment” means the employment of the Executive by the Company established under the terms and subject to the conditions of this Agreement;

“Financial Year” or “FY” means the period of 12 months commencing on 1 January and ending on 31 December of each calendar year, or such other period determined by the Board as it deems fit;

“First Year” has the meaning ascribed to it in Clause 10.3;

“Group” means the Company and its Subsidiaries from time to time;

“Group Company” means any company within the Group, and “Group Companies” means any two (2) or more of such companies within the Group;

“Incentive Bonus” has the meaning ascribed to it in Clause 8.3;

“Initial Period” has the meaning ascribed to it in Clause 2.2;

“Inventions” has the meaning ascribed to it in Clause 7;

“Nasdaq” means The Nasdaq Stock Market LLC;

“Nasdaq Rules” means the Listing Rules as amended, modified and/or supplemented by The Nasdaq Stock Market LLC, from time to time;

“Notice” has the meaning ascribed to it in Clause 15.1;

“Relevant Group Company” has the meaning ascribed to it in Clause 7;

“Compensation Committee” means the compensation committee of the Company from time to time;

“Salary” has the meaning ascribed to it in Clause 8.1;

“Secondee” has the meaning ascribed to it in 3.1;

“Secondment” has the meaning ascribed to it in 3.1;

“Second Year” has the meaning ascribed to it in Clause 10.3;

“Subsidiary” in relation to a company means any company (a) in which the composition of the board of directors is controlled by the first-mentioned company; (b) in which more than half of the voting power is controlled by the first-mentioned company; or (c) which is a subsidiary of any corporation which is a subsidiary of the first-mentioned company, and the “Subsidiaries” shall be constructed accordingly; and

“S$” means the lawful currency of Singapore.

1.2	The headings of this Agreement shall not affect the interpretation of this Agreement.

1.3	Reference in this Agreement to any law, regulation or other statutory provision includes reference to such law, regulation or provision as may be modified, consolidated or re-enacted from time to time.

1.4	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa, reference to natural persons shall include firms, associations and bodies corporate and vice versa, and references to the masculine gender shall include the feminine gender and vice versa.

1.5	Schedule 1 shall form part of this Agreement.

2.	APPOINTMENT AND TERMS OF EMPLOYMENT

2.1	The Company shall employ the Executive to perform the duties as set out in Clause 4 and hold the appointment of [TITLE] of the Company and such other executive appointments or positions in the Group as the Board may deem advisable from time to time.

2.2	The Employment shall commence on the date hereof and shall continue (subject to earlier termination as provided in this Agreement) thereafter shall be for a term of one (1) year (the “Initial Period”).

2.3	The Employment shall be on and subject to the terms provided in this Agreement.

2.4	The Employment shall be automatically renewed for a further term of one (1) year, on the same terms in this Agreement upon expiry thereof unless either Party notifies the other Party by giving six (6) months’ written notice prior to the expiry thereof, of its intention not to renew the Employment. For the avoidance of doubt, the Employment renewed on different terms as provided in this Agreement upon expiry shall not constitute termination of the Employment. Any such variation of the terms in this Agreement shall be subject to the approval of the Board, the Compensation Committee and/or (if necessary) the shareholders, of the Company. The Executive shall abstain from voting in respect of any resolution or decision to be made by the Board and/or the Compensation Committee in relation to the terms and renewal of this Agreement concerning the relevant Executive.

3.	SECONDMENT

3.1	The Company reserves the right to second (the “Secondment”) the Executive from time to time to any Group Company (the “Secondee”). The Secondment shall not result in a reduction in the Executive’s pay or any other material deterioration in the Executive’s terms of employment, whether with the Company or with the Secondee.

4.	DUTIES

4.1	The Executive shall undertake such responsibilities and perform such duties as may from time to time be assigned to him by or under the authority of the Board, including without limiting the generality of the foregoing:

(a)	to hold appointments (whether executive or non-executive) with such Group Companies;

(b)	devote such substantial amount of his time and attention during business hours as is reasonably necessary for the proper discharge of his duties under this Agreement;

(c)	perform such services for any Group Company, existing or future Subsidiary or Subsidiaries of the Company and without further remuneration (unless otherwise agreed) and accept such offices in any such companies as the Board may from time to time reasonably require;

(d)	exercise his best endeavours to procure the Company’s compliance with the Nasdaq Rules, the Constitution, and all other applicable laws, rules, regulations, guidelines and practice notes which are binding on or applicable to the Group;

(e)	undertake all other duties and obligations as may be required of the Executive pursuant to the Nasdaq Rules, the Constitution, all other applicable laws, rules and guidelines, and all other best practices from time to time, as may be requested from time to time by the Board and to perform such duties in connection therewith as may be requested by the Board and shall comply with all directions made by or under the authority of the Board.

4.2	Subject to such instructions and directions as may, from time to time, be given to him by the Board, the Executive shall use all proper means in his power to improve, develop, extend, maintain, advise and promote the Company’s business and to protect and further the reputation, interests and success of the Company and the Group.

4.3	During the Employment, the Executive shall well and faithfully serve the Company and use his utmost endeavours to promote the interests of the Company and the Group, and shall devote the whole of his time, attention and abilities to the affairs of the Company and the Group and not accept any other employment, engagement or public office except with the prior written consent of the Board.

5.	OBEDIENCE AND REPORTING

The Executive shall obey all lawful and reasonable directions of the Board and at all times keep the Board promptly and fully informed (in writing if requested) of his conduct of the business or affairs of the Company and any Group Company and provide such explanations as the Board may require.

6.	DEALINGS IN SECURITIES

The Executive shall at all times whether during or after the Employment comply and shall procure that his parents, spouse and children below the age of twenty-one (21) years old comply with all applicable laws and rules as well as recognised investment exchange regulations. The Executive shall further, during his Employment, comply with any policy issued by the Company from time to time in relation to dealings in shares, debentures or other securities of the Company and any Group Company or any unpublished price sensitive information affecting the securities of any other company.

7.	INVENTIONS

The Executive agrees that all processes, procedures, programs, discoveries, ideas, formulae, improvements, developments, technologies, designs, inventions (collectively, the “Inventions”), whether or not patentable or copyrightable, conceived, developed, invented, or made solely by the Executive, or jointly with others, during the Employment shall be conclusively deemed “work for hire” (to the extent applicable), and are the property of, and belong to, the relevant Group Company where the Inventions were developed (the “Relevant Group Company”) and shall in connection therewith (whether during the term of the Employment or after the termination of this Agreement) (i) assign to the Relevant Group Company, without additional compensation, all patent, copyright, trademark, trade name, service mark and other rights to such Inventions for any country, (ii) sign all documents and instruments necessary to carry out the foregoing and (iii) take such further actions as the Relevant Group Company may reasonably request in order to protect and otherwise perfect the rights of the Relevant Group Company to such Inventions. The Executive irrevocably waives any rights to the Inventions pursuant to statute or otherwise.

8.	REMUNERATION

8.1	The Executive’s salary during the Employment shall be [S$ ●] per annum payable in twelve (12) equal monthly payments (i.e. a basic salary of [S$ ●] per month) within seven (7) days after the end of the month, and shall be deemed to accrue from day to day (the “Salary”). The remuneration package in this Clause 8 shall be subject to annual review by the Board and the Compensation Committee which is in line with the Company’s annual year-end salary review exercise.

8.2	The Executive shall also be entitled to participate in any performance bonus and/or variable bonus of the Company (the “Incentive Bonus”), to be determined and approved by the Board and the Compensation Committee from time to time based on, amongst others, the profitability of the Company and the Group, and shall be payable on the last business day of the Financial Year (or such date(s) which the Board in its absolute discretion deems fit), and provided always that if the Employment is for less than a full Financial Year, the Incentive Bonus for that Financial Year shall be apportioned in respect of the actual number of days of the Employment on the basis of a 365-day Financial Year. The Incentive Bonus may be paid in the form of cash and/or shares in the capital of the Company at the sole discretion of the Board, subject to all requisite approvals for the same being obtained prior to the payment of the Incentive Bonus.

8.3	If the Employment is terminated for whatsoever reason, the Incentive Bonus shall not be payable for that particular Financial Year.

8.4	Notwithstanding Clauses 8.2 and 8.3, the Company shall be entitled to reclaim, in full or in part, any Incentive Bonus paid, whether in the current Financial Year or from previous Financial Years, to the Executive, under circumstances of (i) misstatement of financial results, or (ii) misconduct of the Executive, resulting, directly or indirectly, in financial loss to the Company, as may be determined by the Board in its absolute discretion. In such an event, the Executive shall refund to the Company the relevant portion of the Incentive Bonus paid, within one (1) month after receipt of the written notice from the Company.

8.5	The Executive shall be responsible for the payment of his individual income tax in respect of the Employment and all other payments received or deemed received by him from the Company in connection therewith.

8.6	The Company and the Executive shall make all pension fund and other payments required by law to be made by the Company and/or the Executive in the Republic of Singapore and/or any other jurisdictions in which the Executive may be based or posted, including but not limited to, the employer’s portion of the Central Provident Fund of Singapore levy at the appropriate rate on the basic salary and bonus. The Company reserves the right to deduct, from the Executive’s salary and/or any other sums due to the Executive, any amount in respect of the Executive’s contribution to the Central Provident Fund of Singapore, any applicable pension fund or any amount whatsoever, as the Company may be entitled to deduct or as may be required by any applicable law and/or regulation.

8.7	Except as herein otherwise provided in this Clause 8 and Clause 9 below and under any share option or awards scheme as may be administered by the Company, the Executive shall not be entitled to any further remuneration by way of salary, annual wage supplement, benefits or compensation.

9.	OTHER BENEFITS

9.1	The Company shall bear the Executive’s entertaining expenses, subject to limits from time to time set by the Board in line with the Company’s policy, in respect of entertaining connected with the Company’s business, and provided always that such expenses shall be reasonably incurred in or pursuant to the discharge of his duties on behalf of the Company or the Group, and for which the Executive shall submit to the Company written evidence of payment for purposes of reimbursement.

9.2	The Company shall bear all travelling, hotel, training and other out-of-pocket expenses, subject to limits from time to time approved by the Board in line with the Company’s policy from time to time, and provided always that such expenses shall be incurred in or pursuant to the discharge of his duties on behalf of the Company or the Group, and for which the Executive shall submit to the Company written evidence of payment for purposes of reimbursement.

9.3	The Company shall pay for the insurance premiums of the Executive’s medical and hospitalization insurance, employee personal accident insurance, work injury compensation insurance and travel insurance, and provided always that such insurance(s) is taken with such insurance company approved by the Company and in accordance with the prevailing policies of the Company from time to time as may be approved by the Board.

9.4	The Company will meet the expenses for the Executive’s medical treatment as recommended by a medical practitioner from an approved public medical institution or appointed by the Company. However, the Company shall not bear the cost of any of the following:

(a)	any expenses not covered under the scope of employee benefits as stated in the Company’s policy from time to time;

(b)	any expenses arising out of, or incurred through, any self-inflicted injury or other injury, illness or disease caused by misconduct or negligence;

(c)	any expenses in respect of illness or accident arising out of and in the course of the Employment, which constitutes a valid claim under the terms of the Work Injury Compensation Act 2019 of Singapore;

(d)	any other expenses incurred in respect of illness or disablement arising from attempted suicide, the performance of an unlawful act, exposure to any unjustifiable hazard, except when endeavouring to save human life, provoked assault, abortive measure, the use of drugs or any breach of the peace or disorderly conduct; and

(e)	other exclusions and special conditions mentioned in the Company’s hospitalisation and surgical insurance scheme, if any.

9.5	If the Board and/or the Compensation Committee shall in its absolute discretion deem fit, and subject to the approvals of the shareholders of the Company, the Nasdaq and other regulatory authorities being obtained where necessary, the Executive may be entitled to participate in such share option or awards scheme as may be administered by the Company, upon the terms and conditions of such share option or awards scheme.

9.6	Subject to approval of the Compensation Committee, the Board may in addition to the payments referred to in this Clause 9, make such other payments, allowances or benefits to the Executive as may be determined by the Board and the Compensation Committee.

10.	HOURS OF WORK AND HOLIDAYS

10.1	This is a full-time appointment. The Executive shall work such hours as may be necessary or appropriate from time to time to carry out his responsibilities and duties properly and effectively.

10.2	The Executive shall be entitled in each calendar year to fourteen (14) days of annual leave with full salary (in addition to statutory holidays of the Republic of Singapore and/or any other jurisdictions in which the Executive may be based or posted) to be taken at such reasonable time or times as may be approved by the Board, and proportionately for any lesser period in the event of his Employment under this Agreement being terminated before the end of a completed year.

10.3	Any leave to which the Executive is entitled for any year (the “First Year”) and which is not taken in the First Year will be carried forward to the next year (the “Second Year”), provided that prior approval has been obtained from the Board, but any such accrued leave must be taken before the end of the Second Year otherwise such leave shall be forfeited without any payment in lieu thereof.

10.4	The Executive shall in addition to the foregoing, be entitled to the following paid leave for every year of service with the Company, provided that the Executive has served the Company for at least three (3) consecutive months:

(a)	Six (6) working days of compassionate leave, if applicable;

(b)	fourteen (14) working days of medical leave;

(c)	sixty (60) calendar days of hospitalisation leave;

(d)	sixteen (16) weeks of maternity leave, if applicable;

(e)	two (2) weeks of paternity leave, if applicable; and

(f)	Six (6) working days of childcare leave, if applicable.

10.5	For the avoidance of doubt, all government declared public holidays at the place of work of the Executive, for the time being, shall be deemed to be public holidays for the Executive.

11.	TERMINATION

11.1	This Agreement shall be effective for the Initial Term and may not be terminated by either Party by giving notice of termination during the Initial Term save in accordance with Clauses 11.2, 11.3 and 11.4. After the expiry of the Initial Term, subject always to Clauses 11.2, 11.3 and 11.4, this Agreement may be terminated by either Party upon giving to the other Party notice in writing of not less than six (6) months, or in lieu of the said six (6) months’ notice, an amount equivalent to six (6) months’ salary based on the Executive’s last drawn monthly salary.

11.2	Notwithstanding anything in this Agreement, the Company shall be entitled to terminate this Agreement forthwith upon notice in writing to the Executive if the Executive:

(a)	commits an act of bankruptcy under any applicable law, is declared a bankrupt, makes any arrangement or composition with his creditors generally, or has bankruptcy proceedings commenced against him, or any such analogous event occurs under any provisions under applicable law;

(b)	commits any act of criminal breach of trust or dishonesty or is convicted of or otherwise found guilty by any court of competent jurisdiction, or pleads guilty to, any criminal offence (save for an offence under any road traffic legislation for which he is not sentenced to any term of immediate or suspended imprisonment) or any other offence involving fraud or dishonesty, or of a felony, serious misdemeanour, or crime involving moral turpitude;

(c)	misappropriates assets of the Company or the Group; and/or

(d)	by reason of ill health, mental illness or injury caused by his own default, becomes unable to perform any of his duties under this Agreement for a period of 120 days or more.

11.3	At any time during the Employment, the Company, without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, may terminate the Executive’s Employment with immediate effect if the Executive, in the reasonable opinion of the Board, shall:

(a)	be guilty of any misconduct or default in the discharge of his duties under this Agreement;

(b)	be guilty of any act or thing which may bring serious discredit or disrepute on the Company or the Group;

(c)	be guilty of any gross default or grave misconduct in connection with or affecting the business of the Company or the Group;

(d)	be found to be disqualified from holding the office of, or acting as, a director or an executive officer of any company, pursuant to any applicable laws or rules of any stock exchange, for whatever reason, if applicable;

(e)	be found to have committed by act that is reported in general or trade press or otherwise achieves general notoriety which involves conduct that is likely to be regarded as illegal, immoral or scandalous and which, in the reasonable opinion of the Board is likely to discredit the Executive to a degree which materially reduces the value of his services to the Company or the Group or may discredit the Company or the Group through association with the Executive;

(f)	be found to be incompetent in the performance of his duties;

(g)	be found to have neglected or refused, without reasonable cause, to attend to the business of the Company or the Group; and/or

(h)	breach any material provision of this Agreement.

11.4	If the Executive having been appointed a Director of the Company shall subsequently resign as a Director of the Company or of any other Group Company of which he is a director without the consent of the Board, such resignation may at the discretion of the Company be deemed a breach of this Agreement entitling the Company to terminate the same without prior notice.

11.5	Upon such termination under Clauses 11.2, 11.3 and/or 11.4, the Executive shall not be entitled to claim any compensation or damage for or in respect or by reason of such termination, including any direct or indirect losses due to loss of income or compensation.

11.6	Notwithstanding the above, the Executive’s Employment will cease if the Executive dies or becomes permanently incapacitated during the term of this Agreement, without any payment by way of compensation, damages or otherwise from the Company to the Executive.

11.7	Clauses 7, 11.8 to 11.11 and 14 to 20 shall continue in force in accordance with their terms, and subject as otherwise provided in this Agreement and to any rights or obligations which accrued prior to termination, neither Party shall have any further obligation to the other Party under this Agreement.

11.8	Upon termination of the Employment for whatever reason, the Executive shall:

(a)	deliver to the Company all plans, designs, specifications, price lists of clients, correspondence, papers, memoranda, notes, records, videos, tapes or details of business methods/know-how or marketing strategy or the identity or requirements or terms of dealing of its suppliers or clients and all copies of the foregoing (including in electronic or magnetic media or other forms of computer storage), charge and credit cards in his possession or under his control and which relate to the performance of his services hereunder or to the business, finances or affairs of the Company or any Group Company. For the avoidance of doubt, it is hereby declared that the property and all such documents as aforesaid shall at times be vested in the Group;

(b)	unless otherwise approved by the Board, take all necessary action to resign without claim for compensation from all directorship offices held in the Group and from membership of any organisation acquired by reason of, or in connection with, the Employment and if he shall fail to do so, the Company is hereby irrevocably authorised to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents and do any act or thing necessary or requisite to give effect thereto; and

(c)	not at any time thereafter represent himself as being in any way connected with the business of the Company or the Group;

(d)	not, at any time or for any purpose, use the name of the Company or any Group Company in connection with his own or any other name in any way which may suggest that he is or have been connected with the Company or the Group or the businesses of any Group Company, nor in any way hold himself out as having or having had any such connection and will not use any proprietary information concerning the Company or any Group Company in his businesses or affairs which he may have acquired in the course of or as incident to his Employment for his own benefit or to the detriment or intended or probable detriment of the Company or any Group Company;

(e)	execute an acknowledgment under seal to the effect that he has no claim against the Company or any Group Company (as the case may be) for compensation for loss of office or otherwise; and

(f)	if so requested, provide a signed statement confirming that he has complied with this Clause 11.8.

11.9	If before the expiry of this Agreement, the Employment of the Executive hereunder shall be terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertakings of the Company not involving liquidation, the Executive shall have no claim against the Company in respect of the termination of the Employment by the Company.

11.10	Further to Clause 11.9 above, if before the expiry of this Agreement, the Employment of the Executive shall be terminated because the Company had been acquired by another company, the Executive shall not be entitled to any severance payments.

11.11	Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not be entitled to any compensation for loss of office upon termination of this Agreement.

12.	ACTIVITIES OF EXECUTIVE

12.1	The Executive shall observe and be subject to the terms, conditions and restrictions relating to his activities set out in Schedule 1.

12.2	The Executive acknowledges and agrees that:

(a)	each of the paragraphs of Schedule 1 constitutes an entirely separate and independent restriction on him;

(b)	the duration, extent and application of each of the restrictions are reasonable and are no greater than is necessary for the protection of the interests of the Company or the Group;

(c)	if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company or the Group but would be valid if a part of the wording thereof was deleted and/or the period thereof was reduced and/or the area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective;

(d)	damages alone will not be an adequate remedy for the Company or the Group in the event of breach of the restrictions set forth in Schedule 1, and that in addition to all other remedies available to the Company, in the event of a breach or a threatened breach of any such restriction, the Company may obtain temporary, preliminary and permanent injunctions against any and all such actions; and

(e)	if the Executive violates any of the restrictive covenants set forth in Schedule 1 and the Company brings legal action for injunctive or other relief hereunder, the Company, as a result of the time involved in obtaining the relief, will not be deprived of the benefit of the full twelve (12) months period of the restrictions. Accordingly, the period of the restrictions shall be deemed to include the full twelve (12) months duration computed from the date relief is granted and increased by the time between the date of relief and the date of the first violation of the restriction by the Executive.

13.	EXECUTIVE’S POSITION AS DIRECTOR (IF APPLICABLE)

13.1	The duties of the Executive as a Director shall be subject to the Constitution of the Company and shall be separate from and additional to his duties pursuant to the Employment. The Salary of the Executive under this Agreement is inclusive of the remuneration to which the Executive may be entitled as a Director.

13.2	Upon expiry or termination of the Employment for whatever reason, if the Executive is a director of the Company and/or any Group Company, and if required by the Board, the Executive shall, at the request of the Company, forthwith take all necessary steps (including without limitation, obtaining any necessary approvals) to resign from his position as a director of the Company and/or any Group Company in writing (and, if so directed by the Company, under seal) without compensation for loss of office as such director and in the event of his failure to do so, the Company is hereby irrevocably and unconditionally authorised to appoint any Director of the Company to act as his attorney to do all things and execute all documents and instruments necessary on his behalf to effect his resignation from all offices held by him or her in the Group.

14.	INDEMNITY

The Executive hereby irrevocably undertakes to the Group that the Executive shall at all times well and sufficiently indemnify and keep the Group indemnified from and against all charges, costs, claims, fines, penalties, damages, expenses (including legal expenses on a full indemnity basis), losses, liabilities, proceedings, demands or suits of whatsoever nature which the Group may at any time and from time to time sustain, incur or suffer, or be adjudged to be liable for by reason of, or in relation to, any wilful misconduct or negligence on the Executive’s part in relation to the performance of the Executive’s duties or otherwise. The indemnities set out herein are irrevocable and continuing indemnities to the Group.

15.	NOTICES

15.1	Any notice, communication or demand (the “Notice”) required to be given, made or served under this Agreement shall be in writing in the English language and delivered by hand or sent by registered post or electronic mail to the intended recipient thereof at the address or email address as notified by a Party to the other Party from time to time and marked for the attention of the person (if any), from time to time designated by that Party to the other Party for the purpose of this Agreement.

The initial addresses and email addresses of the Parties are set out below:

If to the Executive	:	[●]
[Address]
Email address: [●]

If to the Company	:	APEX GLOBAL SOLUTIONS LIMITED
1 Tuas View Place #03-14 Westlink One, Singapore 637433
Email address: [●]

Attention: [●]

15.2	Any Notice under this Agreement shall be deemed to have been received by such other Party (if sent by email) on the day of transmission or (in any other case) when left at the address stated in this Agreement or within three (3) working days after being sent by registered post addressed to it at such address.

16.	CONFIDENTIAL INFORMATION

16.1	Save where authorised by the Board in writing or as otherwise required by law, the Executive shall:

(a)	keep secret and not reveal, during the Employment or at any time after its termination, to any person, firm or company any of the trade secrets, secret or confidential operations, processes (including technological know-how and the working of any process, technology, invention or methods) carried on or used by the Group, or dealings or confidential information of the Group (including in particular lists or details of customers and suppliers of the Group), or information in respect of which the Group is bound by an obligation of confidence to a third party, or any information concerning the organisation, business, finances, transactions or affairs of the Group which may come to his knowledge during the Employment or in connection therewith; and

(b)	shall not use or attempt to use any such information in any manner which may (i) injure or cause loss, either directly or indirectly, to the Group or its business; and/or (ii) benefit, either directly or indirectly, the Executive or any third party.

16.2	The Executive shall not make, use or permit to be used, otherwise than for the benefit of the Company or the Group, any document, note or memoranda (whether in print, in electronic form or otherwise) relating to any matter within the scope of the business of the Company or the Group or concerning any confidential information of the Company or the Group or any of its dealings or affairs (the “Documents”).

16.3	The Parties agree that all Documents made shall be the property of the Company or the Group. Upon termination of the Employment, the Executive shall return all Documents or provide evidence of destruction to the satisfaction of the Company.

16.4	No statement or disclosure concerning this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued by the Executive or on the Executive’s behalf without the prior written consent of the Company.

16.5	The Executive hereby agrees that the restrictions provided in this Clause 16 shall continue to apply after expiry or termination of this Agreement and for a period of two (2) years from the date of expiry or termination, provided that the relevant information or knowledge has not come into the public domain as the result of a breach of the Executive’s obligations under this Agreement or other applicable laws.

17.	DATA PROTECTION

17.1	The Executive hereby consents to the Group using, disclosing and/or processing personal data relating to the Executive for legal, personal, administrative and management purposes, including monitoring and recording any use that the Executive may make of the Group’s electronic communications systems for the purpose of ensuring that the company policies are being complied with and for legitimate business purposes.

17.2	In connection with the consent provided in Clause 17.1, the Company may make available the Executive’s personal data to any of its Subsidiaries, those who provide products or services to the Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of any Group company or the business in which the Executive works for.

17.3	The Executive hereby consents to the disclosure, processing and/or transfer of his personal data to any Group company or Group company’s business contacts outside Singapore in order to further its or their business interests in accordance with the Personal Data Protection Act 2012 of Singapore.

17.4	The Executive shall comply with the Personal Data Protection Act 2012 of Singapore when handling personal data during the Employment including personal data relating to any employee, customer, client, supplier or agent of the Group.

18.	REMEDIES AND WAIVERS

No failure on the part of any Party to exercise and no delay in exercising any right under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or of the exercise of any other right. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Any waiver or consent given by any Party under this Agreement shall be in writing and may be given subject to such conditions as such Party may impose. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

19.	AMENDMENTS

No amendment or variation of this Agreement shall be effective unless so amended or varied in writing and signed by or on behalf of each of the Parties.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

The Contracts (Rights of Third Parties) Act 2001 of Singapore shall not under any circumstances apply to this Agreement and save for any Group Company, any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce this Agreement.

21.	ENTIRE AGREEMENT

This Agreement supersedes and cancels all previous understandings, agreements, warranties and undertakings whether oral or written, express or implied, given or made by or between the Parties, and constitutes the entire agreement between the Parties in respect of the matters set out herein and no other terms and conditions shall be included or implied.

22.	MISCELLANEOUS

22.1	The Executive understands and agrees that the Company may assign any and all of its rights under this Agreement upon notice to the Executive. Further, the Executive understands that this Agreement is personal to him and that he may not assign his rights or delegate his duties under this Agreement, in whole or in part, to any other person or entity without the prior written consent of the Company.

22.2	Each Party confirms that it has received independent legal advice relating to all the matters provided for in this Agreement. Each Party agrees that it considers any restrictions imposed by the terms and conditions of this Agreement to be reasonable and no greater than is necessary for the protection of the interest of the other Party. If any such restriction shall be held to be unreasonable, overly broad or otherwise unenforceable, but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

22.3	The various provisions of this Agreement are severable and if any provision or identifiable part is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Agreement. If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, such provision shall apply with such deletion or modification as may be necessary to make it valid, enforceable and legal.

22.4	The expiry or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the Parties.

22.5	This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed by a party and delivered via electronic means. The receiving Party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been executed and received.

22.6	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore and the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore for any disputes arising in connection with this Agreement.

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SCHEDULE 1

Terms, Conditions and Restrictions on Activities

(referred to in Clause 12)

1.	During the period of the Employment, the Executive shall not (without the Company’s prior written consent) be directly or indirectly engaged or interested in any capacity in any other business, trade or occupation whatsoever, except as disclosed or declared to the Company in writing on the date of this Agreement but so that this provision shall not prohibit the holding whether directly or through nominees of quoted investments.

2.	The Executive shall not, during the Employment and until one (1) year after the termination of the Employment (the “Termination Date”) for whatever reason, in Singapore and in any other geographical region which the Company and/or the Group has operations, whether directly or indirectly:

(a)	engage, be concerned or interested in any other business which in regard to any goods and services, is a supplier or customer of any Group Company, except as a representative or nominee of any Group Company or otherwise with the prior written consent of the Company;

(b)	persuade or attempt to persuade any employee of the Group, or any individual who was an employee during the period of two (2) years prior to the Commencement Date, to leave the Group’s employment, or to become employed by any company outside the Group;

(c)	solicit or attempt to solicit any person, firm or partnership, company corporation, association, organization or trust (in each case whether or not having a separate legal personality) who is or has been a customer, client or supplier of the Group at any time within the period of two (2) years before the Termination Date for the purpose of offering to such customer, client or supplier, goods or services similar to or competing with those of the business of the Group;

(d)	be interested in:

(i)	any business or asset in which any Group Company was during the Initial Term considering to acquire, turn to account, develop or invest, unless the Group shall have decided against such acquisition, turning to account, development or investment or invited the Executive or his associates (as defined in the Nasdaq Rules) in writing to participate in, or consented to in writing to the Executive or his associates’ acquisition, turning to account or development of or investment in, such business or asset; and/or

(ii)	any asset of any Group Company, unless such asset is offered by the relevant Group Company for sale to, turning to account or development by third parties;

(e)	either solely or jointly with or on behalf of any other person, firm or partnership, company corporation, association, organization or trust (in each case whether or not having a separate legal personality) be engaged or attempt to engage or interested in any capacity in any business in Singapore, and any other geographical region which the Company and/or the Group has operations, which is similar to or in competition with the business of the Group; and/or

(f)	cause or permit any person or company under their control or in which they have any beneficial interests to do any of the foregoing acts or things.

3.	The Executive further undertakes with the Company that during the Employment:

(a)	he shall not have any interest, directly or indirectly, in, and/or provide any assistance, financial, technical or otherwise, to, any person, entity or corporation whose business is similar to or in competition with the business of the Group, in Singapore and any other geographical region which the Company and/or the Group has operations;

(b)	he shall ensure that none of the Group Companies shall contract or deal with any entity or corporation that he has an interest (whether financial or otherwise) in (the “Connected Entities”), save with the prior written consent of the Board or the Audit Committee; and in any event, without prejudice to the foregoing, any contract or transaction with any Connected Entity or otherwise any dealings, negotiations or other transactions between any Group Company and any Connected Entity shall be on terms that are strictly normal commercial terms and arm’s length and which have been entered into with the utmost good faith after due regard to the interests of the Company or the Group;

(c)	he shall not be a director and/or hold an executive management position (including but not limited to board membership) in any entity or corporation whose business is similar to or in competition with the business of the Group, in Singapore and any other geographical region which the Company and/or the Group has operations;

(d)	he shall not utilise the resources or assets of the Group for the benefit of, or otherwise assist, any person, entity or corporation carrying on any business or activity that is similar to or in competition with the business of the Group;

(e)	he shall not use, divulge or communicate to any person, entity or corporation any important information related to the Group’s affairs, business, customers, suppliers or business associates; and

(f)	if aware or made aware of any actual or potential conflicts of interest that may involve such Executive, he shall use all reasonable endeavours to disclose to the Audit Committee of the Company the extent of such actual or potential conflicts of interest. Following such disclosure, he and/or any of his associates (as defined in the Nasdaq Rules) shall abstain from participating in making decisions or voting in respect of any such contract, arrangement, proposal, transaction or matter in which the conflict of interest arises, unless and until the Audit Committee has determined that no such conflict of interest exists, or notwithstanding such conflicts of interest, the transaction or matter is advisable and in the best interests of the Company’s shareholders.

4.	The Executive further agrees with the Company that he shall not during his Employment under this Agreement and upon his ceasing to be an Executive of the Company without limit in point of time, directly or indirectly, except with the Company’s prior written consent:

(a)	use any names, trade names, brands, and/or trade marks of any business of the Company or the Group; or

(b)	use any trade mark of any Group Company in connection with any business.

5.	The Executive shall keep secret and shall not at any time (whether during the Employment or after the termination of the Employment for whatever reason) use for his own or another’s advantage, business methods or information which the Executive knew or ought reasonably to have known to be confidential concerning the business or affairs of the Company or any Group Company so far as they shall have come to his knowledge during the Employment, provided always that the restrictions contained in this paragraph 5 shall not apply:

(a)	to any disclosure or use authorised by the Board or required by law or by the Employment;

(b)	so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged (subject to the restrictions set out in this Agreement) after the Employment is ended; and/or

(c)	to any trade secrets, business methods or information which may lawfully have come into the public domain.

6.	The Executive shall not at any time after the expiry or termination of the Employment use the name or trading style of any Group Company in any country in which the Group operates or any other part of the world, or use in any country in which the Group then operates any name or trading style which is the same as or similar to any of the trade or service marks of the Group or any brand name or proposed brand name of any of the Group’s services or proposed services, or represent himself or themselves as carrying on or continuing or being connected with any Group Company or its business for any purpose whatsoever unless otherwise agreed by the Company in writing.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first written above.

The Executive

SIGNED by	)
[●]	)
in the presence of:	)

Witness’ signature
Name:
NRIC/Passport No.:

The Company

SIGNED by	)
[●]	)
Designation: [●]	)
for and on behalf of	)
APEX GLOBAL SOLUTIONS LIMITED	)
in the presence of:	)

Witness’ signature
Name:
NRIC/Passport No.:

[Signature Page]